SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED
PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

Name:	MERCURY EQUITY INCOME FUND, INC.
Address of Principal Business Office (No. & Street, City, State, Zip Code):	P.O. Box 9011, Princeton, N. J. 08543-9011
Telephone Number (including area code):	(888) 763-2260
Name and address of agent for service of process:	Terry K. Glenn Mercury Equity Income Fund, Inc. P.O. Box 9011 Princeton, New Jersey 08543-9011

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                                                                                                                    [X]  Yes [  ]  No

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 22nd day of August, 2000.

                                                                                                                                    MERCURY EQUITY INCOME FUND, INC.

                                                                                                                                    By: /s/Ira P. Shapiro

                                                                                                                                          Ira P. Shapiro, Secretary

Attest: /s/Terry K. Glenn
               (Name)

            President
               (Title)